Exhibit 10.42

ALLONGE

to Term Revolving Note dated March 28, 2007

THIS ALLONGE is made and entered into as of the 1st day of April 2008, by and between OTTER TAIL AG ENTERPRISES, LLC, a Minnesota limited liability company (the “Borrower”) and AGSTAR FINANCIAL SERVICES, PCA (the “Lender”).

RECITALS

A.            The Borrower previously executed and delivered to the Lender a Term Revolving Note in the original principal amount of $6,000,000.00, dated March 28, 2007 (the “Note”) to which this Allonge is attached.

B.            The Borrower and Lender have agreed to make certain modifications to the Note, all in accordance with the terms and conditions of this Allonge.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained in this Allonge and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Borrower and the Lender, the parties agree as follows:

1.             Modification of Note. Notwithstanding any of the provisions of that certain Master Loan Agreement dated March 28, 2007, that certain Second Supplement to the Master Loan Agreement dated March 28, 2007 (collectively, the “Loan Agreement”) and the Note, the Note is amended as follows:

a.             Effective as of and retroactive to March 28, 2007, paragraph #3 of the Note is hereby amended and restated to read as follows:

The “LIBOR Rate” (London Interbank Offered Rate) means the One Month London Interbank Offered Rate (“One Month LIBOR”), rounded upward to the nearest ten thousandth of one percent, reported on the tenth day of the month preceding each Interest Period by the Wall Street Journal in its daily listing of money rates, defined therein as the average of interbank offered rates for dollar deposits in the London market. If a One Month LIBOR rate is not reported on the tenth day of a month, the One Month LIBOR rate reported on the first business day preceding the tenth day of the month will be used.  If this index is no longer available, Lender will select a new index which is based upon comparable information.

c.             Effective as of and retroactive to March 28, 2007, paragraph #4 of the Note is hereby amended and restated to read as follows:

The rate of interest due hereunder shall initially be determined as of the Conversion Date and, in addition to any other adjustments pursuant to the provisions of the Loan Agreement and this Note, shall thereafter be adjusted, as and when, the LIBOR Rate changes. All such adjustments to the rate of interest shall be made and become effective as of the first day of each Interest Period following the date of any change in the LIBOR Rate and shall remain in effect until and including the last day of each Interest Period. Interest on the outstanding principal balance of this Note shall be computed on the basis of a year of three hundred sixty-five (365) days, but charged for actual days principal is outstanding.

2.             Remaining Terms. It is further understood and agreed by and between the Borrower and the Lender that all other terms and provisions of the Note shall remain in full force and effect, enforceable by the Lender against the Borrower as fully as though no amendments had been made hereby, and this Allonge shall not be deemed to hinder, compromise or lessen the enforceability of the Note, or any mortgage, security interest, or guaranty securing repayment of the Note, in any way.

(SIGNATURE PAGE TO IMMEDIATELY FOLLOW THIS PAGE)

SIGNATURE PAGE TO
ALLONGE
TO
TERM REVOLVING NOTE DATED MARCH 28, 2007
BY AND BETWEEN
OTTER TAIL AG ENTERPRISES, LLC
AND
AGSTAR FINANCIAL SERVICES, PCA
DATED: April 1, 2008

IN WITNESS WHEREOF, the parties hereto have caused this Allonge to be duly executed and delivered as of the date and year first above written.

BORROWER:

OTTER TAIL AG ENTERPRISES, LLC, a Minnesota
limited liability company

/s/ Jerry Larson
By:	Jerry Larson
Its:	President

LENDER:

AGSTAR FINANCIAL SERVICES, PCA

/s/ Ron Monson
By: Ron Monson
Its: Vice President